LightPath Announcement: LightPath Technologies Announces Further Cost Reductions

LightPath Technologies Announces Major Cost Reductions Through Facility Restructuring

ORLANDO, FL -- 12/18/2007 -- LightPath Technologies, Inc. (NASDAQ: LPTH) is pleased to announce a major step in the continuing effort to reduce our U.S.-based overhead costs through the successful negotiation of an amendment to our Orlando headquarter building lease.

Due to the transfer to our facility in China of the manufacturing for over 80% of our production requirements for our precision molded optic line, our space needs in our U.S. facility in Orlando were reduced from approximately 40,000 square feet to approximately 21,000 square feet. The lease amendment reflecting space reduction and related reduction in our rental obligations was effective as of December 1, 2007.

The cost savings created by reduction of space in our Orlando facility, in conjunction with other overhead reduction initiatives, are a continuation of our plans to reduce our overhead cost structure. These actions combined with the reductions announced in September 2007 represents a savings of over $2 million annually.

"The transfer of our high volume production to Shanghai follows our strategic plan to have the Orlando Facility focus on high mix, higher margin products and to become the worldwide center for new product development," according to Jim Gaynor, Interim CEO.

LightPath manufactures optical products including precision molded aspheric optics, precision molded infrared optics, GRADIUM® glass products, proprietary collimator assemblies, isolators utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the NASDAQ Capital Market under the symbol "LPTH." Investors are encouraged to go to LightPath's website for additional financial information.

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

GRADIUM® is a registered trademark of LightPath Technologies

Contact:
Dorothy Cipolla
CFO
LightPath Technologies, Inc.
Phone: (407) 382-4003
Email: dcipolla@lightpath.com
Internet:  www.lightpath.com